EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of this 30th day of September, 1997 (the "EFFECTIVE DATE"), by and among Cellular Communications Corp., an Illinois corporation ("CCC"), Areawide Cellular Inc., an Illinois corporation ("AREAWIDE"), and Area Plus Paging, Inc., an Illinois corporation ("AREA PLUS") (CCC, Areawide and Area Plus, individually, a "SELLER," and collectively, the "SELLERS"), each of James Sharpe ("SHARPE") and Lance M. Chody ("CHODY") (Sharpe and Chody individually, a "SHAREHOLDER" and collectively, "SHAREHOLDERS"), and Source One Wireless, L.L.C., a limited liability company formed under the laws of Delaware (the "BUYER"), and Source One Wireless, Inc., an Illinois corporation (the "PARENT").

                                    RECITALS

         A. Areawide is an authorized agent, and Cellular Communications is an authorized agent or subagent, of Cellular One engaged in the business of marketing, distributing, selling and servicing cellular communications parts, equipment and services; and Area Plus is engaged in the business of marketing, distributing, selling and servicing paging communications parts, equipment and services (collectively, the "BUSINESS").

         B. The Shareholders collectively own 100% of the capital stock of each of the Sellers and will derive substantial benefit from the consummation of the transactions contemplated hereby.

         C. The Parent owns 100% of the Buyer and will derive substantial benefit from the consummation of the transactions contemplated hereby.

         D. The Buyer desires to acquire from Sellers, and Sellers desire to sell to the Buyer, pursuant to the terms and subject to the conditions of this Agreement, substantially all of their properties, assets and rights comprising the Business, all as more specifically set forth herein.

         NOW THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated herein, and the mutual promises herein contained, the parties hereby agree as follows:

                                     ARTICLE
                                        1
                               PURCHASE OF ASSETS

         1.1 Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, assign and deliver to the Buyer, free and clear of all liens, security interests, mortgages and other encumbrances and restrictions whatsoever ("SECURITY INTERESTS"), all of the tangible and intangible properties, assets and rights of the Business as a going concern, excepting only the Excluded Assets (as defined in Section 1.2). The assets, properties and rights to be so conveyed hereunder (collectively, the "PURCHASED ASSETS") shall include, without limitation, all of the following assets of the Sellers, wherever located:

                  (a) a truck (VIN IFDKE37H4SH16841), machinery, fixtures, trade fixtures and other equipment, together with all parts, tools and accessories and the like relating thereto ("EQUIPMENT"), including, without limitation, the Equipment set forth on Schedule 1.1(a) attached hereto;

                  (b) all leasehold interests in all retail store locations set forth on Schedule 1.1(b) attached hereto (which schedule shall indicate which retail stores are owned ("OWNED RETAIL STORES") and leased ("LEASED RETAIL STORES") and by which Seller), including all retail stores currently under construction and identified on the Stores in Process portion of Schedule 1.1(b) attached hereto (collectively, the "RETAIL STORES");

                  (c) all office furniture, fixtures and office and computer equipment and all parts relating thereto ("OFFICE EQUIPMENT");

                  (d) all materials, inventory and supplies, including, without limitation, finished goods, packaging or supplies in stock, in transit and/or on order, labels and components, and other items ("INVENTORY"), other than the Inventory determined to be obsolete in accordance with
         Section 2.2(a) ("EXCLUDED INVENTORY");

                  (e) all leasehold improvements to (a) - (c) above, as applicable;

                  (f) all goodwill incident to or associated with the Business as a going concern, all telephone numbers, telephone and advertising listings relating to the Business, customer lists and all other information and data relating to the customers or suppliers of the Business, and all product development, packaging development, design and product patents, patents, patent applications, trademarks, trade names, service marks, copyrights, computer programs and other software, trade secrets, processes, know how, engineering, drawings, plans and product specifications, promotional displays and materials, all other intellectual property, and any licenses, license agreements and applications related to any of the foregoing ("INTANGIBLE ASSETS"), other than the Excluded Intangible Assets;

                  (g) all rights under each of the contracts and agreements listed on Schedule 1.1(g) attached hereto, including all security service agreements and the agreement with Cellular One, except those contracts and agreements, including any rights, liabilities and obligations under the Plans, if any, which are also identified on the Excluded Contracts portion of Schedule 1.1(g) attached hereto (collectively, the "ASSIGNED CONTRACTS");

                  (h) all regulatory, business and operating permits, to the extent assignable;

                  (i) all operating data, books, files and records, whether in print, electronic or other media, including, without limitation, correspondence, financial, sales, market and credit information, drawings, patterns, slogans, processes, market research and other research materials and contract documents ("BUSINESS RECORDS");

                  (j) all refunds, prepaid rentals, taxes and insurance, and catalog, packaging, promotional, trade show, advertising and royalty expenses and unbilled charges and credits; and

                  (k) all claims, warranties, choices of action, causes in action, rights of recovery and rights of set-off of any kind relating to the Purchased Assets, the Assumed Liabilities (as hereinafter defined) and/or the Business and the right to receive and retain mail and other communications relating to the Purchased Assets, the Assumed Liabilities and/or the Business.

         1.2 Excluded Assets. Notwithstanding anything in Section l.l to the contrary, the Purchased Assets shall not include any of the following ("EXCLUDED ASSETS"):

                  (a) all cash on hand and in bank accounts and all other cash or cash equivalents and all marketable and other securities;

                  (b) all prepaid expenses as set forth on Schedule 1.2(b) attached hereto;

                  (c) all passive investments unrelated to the Business made by the Sellers, all as set forth on Schedule 1.2(c) attached hereto;

                  (d) all Excluded Inventory, including all obsolete Inventory, as determined pursuant to Section 2.2(a) of this Agreement;

                  (e) all accounts and notes receivable ("ACCOUNTS RECEIVABLE"), and all rights to bill customers for products shipped or services rendered on or prior to Closing or pursuant to the Excluded Inventory;

                  (f) all of the owned personal property, including furniture, office equipment and personal items located in the designated office of Sharpe located at 1032 East Ogden Avenue, Naperville, Illinois, and the corporate offices located at 830 N. Meacham, Schaumburg, Illinois;

                  (g) corporate franchise documentation of Sellers, and all books and records of Sellers; provided, however, that Buyer shall be provided with true and correct copies of same;

                  (h) any rights or liabilities arising under, or with respect to, the life insurance policies on the Shareholders;

                  (i) all rights and obligations under the contracts and agreements identified on the Excluded Contracts portion of Schedule 1.1(g) attached hereto;

                  (j) all leased and owned automobiles other than the truck described in Section 1.1(a);

                  (k) the Sellers' rights to claims, refunds and causes of action directly related to the Excluded Assets and the Excluded Liabilities (as defined below);

                  (l) the Excluded Intangible Property set forth on Schedule 1.2(l);

                  (m) the consideration to be received by and the rights of the Sellers under this Agreement; and

                  (n) Sellers' cooperative advertising balance.

         1.3 Assumed Liabilities. The Buyer shall not assume or in any way become liable for any liabilities of the Sellers other than the Assumed Liabilities. For purposes of this Agreement, the term "ASSUMED LIABILITIES" shall mean the Sellers' obligations with respect to the Assumed Contracts. Excluded liabilities shall include, but not be limited to any of the following:

                  (a) Any and all obligations under the sub-agency agreements with (i) VIVA Communications, (ii) CAROB Communications, (iii) JMS Cellular, and (iv) HBT Communications, each of which shall be canceled by Sellers at or prior to Closing;

                  (b) any and all obligations under the employment agreements with Paul Guagenti and William Eddelstein;

                  (c) any unpaid payroll taxes and employee benefits, including any pension plans;

                  (d) any rights, liabilities, or obligations arising under, or with respect to, any of Seller's Plans, as defined in Section 3.16(a) below, including, but not limited to any rights, liabilities, or obligations arising under, or with respect to, the health care continuation requirements under Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA ("COBRA"), or under applicable state law; and

                  (e) trade and accounts payable set forth on the Closing Date Balance Sheet ("TRADE AND ACCOUNTS PAYABLE") in excess of the value of Sellers' Inventory less Excluded Inventory, as set forth in Section 2.2.

         1.4 Earnest Money Escrow. Concurrently with the execution of this Agreement, the Buyer will deposit into an interest bearing escrow account with First American Title and Trust ("ESCROW AGENT"), the sum of One Hundred Thousand Dollars ($100,000.00) as earnest money. If the Closing has not occurred by October 13, 1997 (due solely to the Buyer's inability to close), the Buyer may elect to deposit with the Escrow Agent an additional Four Hundred Thousand Dollars ($400,000.00) as earnest money, which will have the effect of extending the Closing Date to no later than October 31, 1997. In the event this Agreement is terminated prior to Closing for any reason other than Buyer's breach of this Agreement or the surviving provisions contained in that letter of intent between the parties hereto dated July 18, 1997, as amended (a "BUYER BREACH"), the amount so held will immediately be refunded to the Buyer by the Escrow Agent, together with all interest accrued thereon. In the event of a Buyer Breach, then the

Escrow Agent shall pay to Sellers, upon Buyer's order to Escrow Agent (which will not be unreasonably withheld), all amounts held in escrow will be released in accordance with Section 5.7. Unless otherwise distributed pursuant to this
Section 1.4, all amounts held in such escrow shall be applied to the Purchase Price.

                                     ARTICLE
                                        2
                                  CONSIDERATION

         2.1 Consideration.

                  (a) In consideration for the Purchased Assets at Closing, Buyer shall pay to Sellers the sum of Eleven Million Four Hundred Fifty Thousand Dollars ($11,450,000) (the "PURCHASE PRICE"), subject to the Purchase Price Adjustment as set forth in Section 2.2.

                  (b) The amounts payable under the Consulting Agreements and the Non-Competition Agreements (as defined herein) and the other covenants and agreements of the Buyer hereunder and thereunder constitute additional consideration for the Purchased Assets and the covenants and agreements of the respective Sellers hereunder and thereunder.

         2.2 Purchase Price Adjustment.

                  (a) Immediately prior to Closing, Buyer shall conduct (in Sellers' presence), at Buyer's expense, an examination of the Inventory to determine what, if any, Inventory may be reasonably considered obsolete (the "EXCLUDED INVENTORY").

                  (b) Immediately prior to Closing, Sellers' accountants ("SELLERS' ACCOUNTANTS"), shall conduct, at Sellers' expense, an examination of the Business sufficient to permit the preparation of a balance sheet as of the Closing Date (the "CLOSING DATE BALANCE SHEET") to be delivered to Buyer's accountants at the Closing. The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied, except as set forth on
         Schedule 2.2(b).

                  (c) On the Closing Date, the Purchase Price adjustment shall be calculated and based upon the difference between (i) the Trade and Accounts Payables reflected on the Closing Date Balance Sheet and (ii) the book value of the Inventory reflected on the Closing Date Balance Sheet less the book value of Excluded Inventory, if any (the "Purchase Price Adjustment"). If the Purchase Price Adjustment so determined is a positive number, such amount shall be subtracted from the Purchase Price. If the Purchase Price Adjustment so determined is a negative number, such amount shall be added to the Purchase Price.

         2.3 Payment of Consideration. The consideration specified in Section
2.1 shall be paid as follows:

                  (a) On the Closing Date, Buyer shall cause to be transferred to Sellers the Purchase Price less (i) the Holdback Amount and (ii) the Earnest Money held by the escrow agent (which shall be disbursed to Sellers by the escrow agent at the Closing), by either certified check or federal wire to a bank account or accounts designated by Sellers in immediately available funds at the election of the Seller.

                  (b) On the Closing Date, Buyer shall cause to be transferred to the Escrow Agent the amount of $300,000 (the "Holdback Amount"), which shall be kept with the Escrow Agent for the longer of six months following the Closing Date or until any claim for indemnification made by Buyer or Parent during said six months has been settled. Thereafter, the amount remaining in escrow shall be promptly paid to Sellers.

         2.4 Prorations. The following prorations relating to the Purchased Assets will be made as of the Closing Date, with Sellers liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid within 90 days of the Closing
Date:

                  (a) Personal property taxes, real estate taxes and assessments, and other taxes, if any, on or with respect to the Purchased Assets; provided that special assessments for work actually commenced or levied prior to the date of this Agreement shall be paid by the Seller.

                  (b) Rents, additional rents, security deposits, taxes and other items payable by Sellers under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

                  (c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at the Closing Date and the respective obligations of the parties determined in accordance with such readings.

                  (d) All other items normally adjusted in connection with similar transactions.

         2.5 Allocation of Purchase Price. The Sellers and the Buyer agree that, for tax purposes with respect to the sale of the Purchased Assets, each of them shall report the Purchase Price as being allocated as set forth on Schedule 2.5 attached hereto. Each party agrees to promptly notify the other if the Internal Revenue Service questions or challenges the allocations and cooperate with on another to sustain the allocations.

                                     ARTICLE
                                        3
                         REPRESENTATIONS AND WARRANTIES
                   OF EACH OF THE SELLERS AND THE SHAREHOLDERS

         As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Sellers and the Shareholders, jointly and severally, hereby represent and warrant to the Buyer that all of the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct as of the Closing Date.

         3.1 Status. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Sellers have all requisite power to own, lease and license the Purchased Assets and to carry on the Business in the manner and in the places where such Purchased Assets are owned, leased, licensed or operated and such Business is conducted. None of the Sellers has a subsidiary.

         3.2 Authority for Agreement. Each Seller and Shareholder has all requisite right, power and authority to enter into this Agreement and the Other Agreements, as applicable, and to perform their obligations hereunder and thereunder. The entry into and performance of this Agreement and the Other Agreements have been duly authorized by all necessary corporate action on the part of Sellers in accordance with their respective Articles of Incorporation, By-laws or other organizational or governing documents (collectively, "CHARTER DOCUMENTS") and applicable law, and this Agreement and the Other Agreements constitute valid and binding agreements of each Seller and Shareholder, as applicable, enforceable against each in accordance with their terms, except as
(a) right to indemnity and contribution may be limited by applicable laws and consideration of public policy; (b) enforceability may be limited by the effect of applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors rights; (c) enforceability may be limited by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing; and (d) specific performance or injunctive relief may be unavailable, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         3.3 Sellers' and Shareholders' Consents. Except as set forth in
Schedule 3.3 attached hereto, no consent, approval or authorization of any governmental authority or any other person or entity is required for the execution and delivery of this Agreement and the Other Agreements and the consummation by the Sellers and Shareholders of the transactions contemplated hereby and thereby.

         3.4 No Conflict. Except as set forth in Schedule 3.4 attached hereto, the execution and delivery of this Agreement and the Other Agreements by the Sellers and Shareholders, and the consummation of the transactions herein and therein provided will not: (a) result in a breach of, constitute a default under, or in any manner release any party thereto from any obligation under any agreement, document or instrument to which any of the Sellers or Shareholders is a party, or by which any of the Sellers, Shareholders or any of the Purchased Assets may be bound or affected; (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body or require the approval, consent or permission of any governmental or regulatory body or authority; or (c) violate any provision of the Charter Documents of any Seller.

         3.5 Contracts. Schedule 3.5 attached hereto sets forth each contract, agreement, instrument or commitment, including open purchase orders, which are to be assumed by the Buyer or by which the Purchased Assets are bound or affected. All such contracts are and remain in full force and effect in accordance with their terms. None of the Sellers or Shareholders nor, to the Sellers' or Shareholders' knowledge, any other party to any such contract, is in default, or alleged to be in default, thereunder and there exists no condition or event which, after notice or lapse of time or both, would constitute such a default by the Sellers or Shareholders or, to the Sellers' or Shareholders' knowledge, by any other party to any such contract. No consent from any party to any such contract is required in order for such contract to be assigned to the Buyer hereunder and to remain in full force and effect in accordance with its terms following the Closing.

         3.6 Trade and Accounts Payable. All trade and accounts payable of the Sellers are reflected properly on their respective books and records (including, on the Closing Date, the Closing Date Balance Sheet), and such payables are valid payables. Since the Latest Balance Sheet Date, there has not been a material change in the aggregate amount of the payables of the Sellers.

         3.7 Litigation and Governmental Action. Except as set forth on Schedule
3.7 attached hereto, there are no suits, actions or claims, governmental investigations or inquiries, legal, administrative or arbitration proceedings pending or, to the knowledge of the Sellers or Shareholders, threatened against any Seller, or to which any of the Sellers is a party (whether or not covered by insurance) which in any manner relate to or affect the Purchased Assets or the Business. There is not outstanding any notice, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal relating to or affecting the Purchased Assets or the Business. Sellers and Shareholders shall remain responsible for claims, disputes and actions set forth on Schedule 3.7.

         3.8 Financial Statements; Books and Records. Each of the Sellers has provided the Buyer with the following financial statements of such Seller (collectively, the "FINANCIAL STATEMENTS"): (i) balance sheets and related statements of income, changes in shareholders' equity and cash flows as of and for the fiscal years ended December 31, 1995 and December 31, 1996; and (ii) the balance sheet (the "LATEST BALANCE SHEET") and related statements of income and cash flows for each Seller as of and for the six months ended June 30, 1997 (the "LATEST BALANCE SHEET DATE"); (iii) the financial statements and information set forth on Schedule 3.8; and (iv) as of the Closing Date, the Closing Date Balance Sheet. The Financial Statements are correct and complete, have been prepared in accordance with generally accepted accounting principles, consistently applied and fairly present the consolidated financial condition and results of operations of each Seller as of the times and for the periods referred to therein; PROVIDED, HOWEVER, that the Latest Balance Sheet and the Closing Date Balance Sheet and related statements of income and cash flows are subject to normal year-end adjustments (none of which will be material) and lack footnotes, but nonetheless reflect all adjustments necessary to a fair presentation of the results for the interim period presented thereby.

         3.9 Recent Events. Except as set forth on Schedule 3.9, since the Latest Balance Sheet Date, Sellers have conducted the Business (including the payment of payables, collection of receivables and purchase and production of inventory) only in the ordinary course of business in accordance with past customs and practices. Without limiting the generality of the foregoing, since the Latest Balance Sheet Date, no Seller has:

                  (a) suffered any material loss or damage to, or sold, leased, transferred or assigned, any of the Purchased Assets, tangible or intangible, other than sales of Inventory in the ordinary course of business;

                  (b) changed the relationships with any customer or supplier which might reasonably be expected to materially and adversely affect any of the Purchased Assets, the Business or the prospects of the Buyer with respect to any of the foregoing;

                  (c) entered into any transaction, arrangement or contract with, or distributed or transferred any cash, property or other assets to (whether as a dividend, redemption payment, debt payment or otherwise), any officer, director, shareholder, employee, agent or other insider or Affiliate of any Seller (other than the payment of wages, salaries and employee benefits in the ordinary course of business);

                  (d) made or committed to make any capital expenditures or entered into any other material transaction outside the ordinary course of business; or

                  (e) entered into any employment agreement or collective bargaining agreement or granted any increase in excess of $3,000.00 on an annual basis in the salary of any officer or employee or paid any bonus to any such officer or employee.

         3.10 Tax Matters. Each Seller which is an owner of the Purchased Assets has filed all tax returns that it was required to file for periods on or prior to the date hereof. All such tax returns were correct and complete in all material respects and accurately reflect all liability for taxes for the periods covered thereby for all periods ending on or prior to the date hereof. All taxes owed and due by such Sellers through the Closing Date (whether or not shown on any tax return) have been or will be paid or have been adequately reflected on the Latest Balance Sheet. None of the Sellers has received notice of any claim made by any authority in any jurisdiction where the Sellers do not file tax returns that such Sellers is or may be subject to taxation by that jurisdiction as a result of the conduct of the Business. There are no Security Interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any tax when due. The Sellers have withheld and paid when due all taxes required to have been withheld and paid in connection with the operation of the Business, including, without limitation, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Sellers have duly collected and remitted all sales and use taxes resulting from the operation of the Business in accordance with the applicable legislation.

         3.11 Title and Condition of Properties.

                  (a) Leased Real Property. The leases described for Leased Retail Stores and the warehouse lease on Schedule 3.11(a) attached hereto (the "PROPERTY LEASES") cover all of the real estate leased by the Sellers or Shareholders in connection with the Business. Each of the Property Leases is in full force and effect and the applicable Sellers hold valid and existing leasehold interests under each of such Property Leases. The Sellers have delivered to Buyer complete and accurate copies of each of the Property Leases, and none of such Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. No Seller is in material default, and no circumstances exist which would result in such default (including upon the giving of notice or the passage of time, or both), under any of such Property Leases, and no other party thereto has the right to terminate, accelerate performance under or otherwise modify any of such leases. To the knowledge of the Sellers and Shareholders, no lessor under any such lease is in default under any of such leases in its duties to the lessee. Neither the Sellers nor the Shareholders have assigned, transferred, conveyed, subjected to a Security Interest, or otherwise encumbered any interest in any of the Property Leases.

                  (b) Title; Condition and Sufficiency of Assets. Sellers own good and marketable title, free and clear of all Security Interests, to all of the Purchased Assets and the Owned Retail Stores. The Purchased Assets and the Retail Stores are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business. The Purchased Assets and the Retail Stores collectively include all assets necessary to the conduct of the Business as presently conducted and all assets which were used to conduct the Business since the Latest Balance Sheet Date, other than assets sold or otherwise disposed of in the ordinary course of business to non-affiliated third parties. No Seller other than the recipients of the Final Purchase Price or portion thereof own any assets, real or personal, which are used in the Business.

         3.12 Intellectual Property. Other than the names "Areawide Cellular," "Area Plus Paging" and "Cellular One," Sellers do not own or license any patents, trademarks, copyrights, material trade secrets or other proprietary rights, or any licenses or applications relating to the foregoing ("INTELLECTUAL PROPERTY"), which are used in or necessary for the conduct of the Business as is currently conducted. The Seller owns or has the right to use all the Intellectual Property necessary to market, sell and license the products and services currently marketed, produced, sold and licensed by the Business, and to conduct the Business as presently conducted and currently contemplated to be conducted, all such rights are being sold or assigned to the Buyer pursuant hereto, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, including any right of the Business to use or sublicense any Intellectual Property owned by others. No Intangible Assets owned by any Seller in connection with the Business, and no product or service of the Business, practiced, offered, licensed, sold or under development by the Business, infringes any trademark, trade name, copyright, trade secret, patent, right of publicity, right of privacy or other proprietary right of any Person or would give rise to an obligation to render an accounting to any Person as a result of co-authorship, co-invention or an express or implied contract for any use or transfer. To the knowledge of the Sellers and Shareholders, no Intangible Assets used by any Seller in connection with the Business, including the name "Cellular One," infringes any trademark, trade name, copyright, trade secret, patent, right of publicity, right of privacy or other proprietary right of any Person.

         3.13 Inventory. All Inventory consists of items of a quantity and quality useable and/or salable in the ordinary course of business, except for items of obsolete material and materials below standard quality, all of which have been written down on the Latest Balance Sheet to estimated realizable market value. With the exception of items of below standard quality which have been written down to their estimated realizable market value, the Inventory is free from defects in materials and/or workmanship. The product mix of the Inventory is not materially out of balance in relation to prior years and is consistent with each Seller's expectations of the demands of its respective customers. All Inventory (other than Inventory in transit) is located at the Retail Stores or the warehouse listed on Schedules 3.5 and 3.11(a) attached hereto.

         3.14 Customers. To the knowledge of the Sellers and the Shareholders, no customer or group of affiliated customers whose purchases individually or in the aggregate constituted more than ten percent (10%) of the sales of the Business has given any notice of intent to materially curtail, cancel or terminate its business relationship with Sellers.

         3.15 Compensation and Status of Employees.

                  (a) No key employee or group of employees has informed the Sellers or the Shareholders of any plans to terminate their employment with the Sellers generally or as a result of the transactions contemplated hereby or otherwise. None of the Sellers is a party to or bound by any collective bargaining agreement, and the Sellers have not experienced any strikes, grievances, other collective bargaining disputes or, to the knowledge of the Sellers or the Shareholders, claims of unfair labor practices. The Sellers and the Shareholders have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Sellers.

                  (b) Schedule 3.15 attached hereto contains a true, correct and complete list setting forth the names and current salaries or rates of compensation of all employees of the Sellers and independent contractors who render services to the Sellers on more than a single occasion. Except as disclosed on Schedule 3.15, the Sellers have no unsatisfied liability to any previously terminated employee or independent contractor. The Sellers have disclosed all written employee handbooks, policies, programs and arrangements to the Buyer.

                  (c) Except for the two employees named in Section 1.3(b), all persons employed by the Sellers are employees at will or otherwise employed such that the Sellers may lawfully terminate their employment at any time, with or without cause, without creating any material cause of action against the Sellers or otherwise giving rise to any material liability of the Sellers for wrongful discharge, breach of contract or tort.

                  (d) Except as disclosed on Schedule 3.15 attached hereto, the Sellers have complied in all material respects with all applicable laws relating to labor, including, without limitation, any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto, and the Sellers are not liable for any arrearage, or any costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, the Sellers have not incurred a violation of COBRA or other applicable state insurance continuation law. No material COBRA or other state insurance continuation law violation exists or will exist with respect to any employees of the Sellers prior to and including the Effective Date, nor will any such violation occur as a result of the transactions contemplated hereby.

                  (e) Each person whom the Sellers have retained as an independent contractor during the past five years qualifies as an independent contractor and not as an employee of the Sellers under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause the Sellers to be in breach of any agreement with any employee, contractor or consultant or cause the Sellers to be liable to pay any severance or other amount to any employee, contractor or consultant of the Sellers.

         3.16 Employee Benefit Plans.

                  (a) For purposes of this Agreement, the term "Plans" means (i) all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) all other severance pay, deferred compensation, excess benefit, vacation, stock, stock option, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and
         (iii) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, shareholder, consultant, or independent contractor of Sellers or any ERISA Affiliate of Sellers and (i) to which Sellers or any ERISA Affiliate of Sellers are or have been a party or by which any of them is or has been bound or (ii) with respect to which Sellers or any ERISA Affiliate of Sellers have made any payments or contributions since December 31, 1986 or (iii) to which Sellers or any ERISA Affiliate of Sellers may otherwise have any liability (including any such plan or arrangement formerly maintained by Sellers or any ERISA Affiliate of Sellers). All Plans are listed and briefly described in Schedule 3.1, attached hereto. For purposes of this Agreement, "ERISA Affiliate" shall mean any corporation or other business entity that is included in a controlled group of corporations within which the Sellers are also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Sellers, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Sellers are also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Sellers pursuant to regulations issued under Section 414(o) of the Code. All ERISA Affiliates are listed in Schedule 3.16.

                  (b) Each Plan is in compliance with its terms and with ERISA and other applicable laws (including, without limitation, compliance with the health care continuation requirements of COBRA and any proposed or final regulations promulgated thereunder), and with any applicable collective bargaining agreement and all other agreements and instruments applicable to any Plan. Schedule 3.16 attached hereto sets forth each former employee of the Company or its ERISA Affiliates entitled to COBRA benefits and the remaining period of such benefits. Except as set forth in Schedule 3.16, Sellers and each applicable ERISA Affiliate of Sellers have received favorable determination letters as to the qualification under the Code of each pension plan, as defined in Section 3(2) of ERISA ("Pension Plan"), and there have been no amendments or other developments since the date of such determination letters which would cause the loss of such qualified status. No violation of ERISA has at any time occurred in connection with the administration of any of the Plans, and there are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or threatened against the Plans, or any administrator or fiduciary thereof, which could result in any liability. Each Plan can be terminated within thirty days, without payment of any additional contribution or amount and, except as otherwise mandated by ERISA, without the vesting or acceleration of any benefits promised by such Plan.

                  (c) Sellers and ERISA Affiliates of Sellers have heretofore delivered to Buyer accurate copies of all past and present Plan texts and insurance contracts including any amendments thereto (including descriptions of vacation, severance pay, sickness, and separation policies). With respect to such past and present Plans, Schedule 3.16, attached hereto, contains a true and complete list of (and Sellers and all ERISA Affiliates of Sellers have heretofore delivered to Buyer true and complete copies of):

                           (i) the Plan documents (and any applicable trust
                  agreement, investment management agreement, administrative service contract or insurance contract);

                           (ii) the most recent Internal Revenue Service
                  determination letter relating to each of the Pension Plans and welfare plans, as defined in Section 3(1) of ERISA ("Welfare Plans"), referred to in Paragraph (d) below;

                           (iii) the three (3) most recent Annual Reports (Form
                  5500 Series) and accompanying schedules for each of the Plans as filed pursuant to applicable law;

                           (iv) the summary plan description (as currently in
                  effect) and any summary of material modification for each of the Plans;

                           (v) the most recent summary annual report furnished
                  for each of the Plans;

                           (vi) the most recent actuarial valuations, if
                  applicable, and latest financial statements for each of the Plans; and

                           (vii) all documents filed with the Internal Revenue
                  Service, Department of Labor or Pension Benefit Guaranty Corporation since January 1, 1991.

                  Except as set forth in Schedule 3.16(c), there is and has been no violation of ERISA known to Sellers or any ERISA Affiliate of Sellers with respect to the filing of applicable reports, documents, and notices regarding such past or present Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of such Plans and no material adverse change has occurred with respect to the matters covered by such reports, documents, and notices.

                  (d) Each funded Plan that is a Welfare Plan, the benefits under which are not provided exclusively from the assets of the Sellers or any ERISA Affiliate of Sellers or through insurance contracts, is qualified under Section 501(c)(9) or Section 501(c)(17) of the Code; all Plan assets that are not held by a regulated insurance company are invested in a separate trust, or in a trust with one or more other similar plans under which the assets of each plan are separately accounted for and available only to provide benefits to employees and beneficiaries covered under the Plan and to pay allocable administrative expenses. Each insurance contract through which benefits under a Plan are provided provides benefits only for employees and dependents covered under the Plan. Each Plan is maintained by Sellers or any ERISA Affiliate of Sellers under a plan document which does not provide for other participating employers except for Sellers or any ERISA Affiliate of Sellers; and, except as disclosed in Schedule 3.16 attached hereto, no Plan provides or has provided credit with respect to service other than with Sellers or any ERISA Affiliate of Sellers.

                  (e) Neither Sellers nor any ERISA Affiliate of Sellers nor any of their employees, shareholders, or directors have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

                  (f) Except as set forth in Schedule 3.16 attached hereto, none of the assets of any of the Plans is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA. The foregoing representation is to the best knowledge of Sellers and any ERISA Affiliate of Sellers with respect to assets which are or were invested in collective or commingled trust funds established and maintained by entities unrelated to Sellers.

                  (g) The Sellers maintain no defined benefit plans as that term is defined in Section 3(35) of ERISA.

                  (h) Full payment as of the Effective Date has been fully made or adequately provided for on the books and consolidated financial statements of the Sellers with respect to: (i) all amounts and premiums which Sellers and any ERISA Affiliate of Sellers are required, under the terms of all Plans, to have paid as contributions to such Plans as of the last day of the most recent fiscal year prior to the Effective Date and (ii) all pro rata amounts which Sellers and any ERISA Affiliate of Sellers are required to pay as contributions to each such Plan for the fiscal year that includes the Effective Date.

                  (i) The execution and performance of this Agreement will not constitute a stated triggering event under any Plan or employment agreement that will (i) result in any payment (whether of severance pay or otherwise) becoming due to any employee of Sellers or any ERISA Affiliate of Sellers, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Plan or employment agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Plan or employment agreement, or (iv) directly or indirectly cause the Sellers or any ERISA Affiliate of the Sellers to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

                  (j) Neither Sellers nor any ERISA Affiliate of Sellers provides, nor have they at any time provided, coverage under any Welfare Plan (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their retirees, other than any continuation or conversion coverage which any such retiree may have purchased at his own expense.

                  (k) The financial statements of each Pension Plan as of the end of the most recent plan year, and the list of the investments of such Pension Plan as of December 31, 1996, as set forth in Schedule
         3.16 attached hereto accurately reflect the financial conditions of the Pension Plans, and there have been no material changes in such investments between such date and the Closing Date.

                  (l) There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of the Sellers or any ERISA Affiliate of the Sellers by any person that provide for or could be construed as a contract or promise by the Sellers or any ERISA Affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Plans.

                  (m) The Sellers do not participate in, or contribute to, any multiemployer plans, as that term is defined in Section 3(37) of ERISA.

         3.17 Permits; Compliance with Laws. Schedule 3.17 attached hereto lists all governmental and regulatory licenses, authorizations, franchises, certificates, permits and approvals, and all quality, safety and other industry group certifications and approvals ("PERMITS") necessary to the conduct the Business and the use and operation of the Purchased Assets as currently conducted. All such Permits are in full force and effect, and all of such Permits are adequate for the operation of the Business as it is presently being conducted. There are no violations by the Sellers of, or any claims or proceedings pending or, to the knowledge of the Sellers and Shareholders, threatened, challenging the validity of or seeking to discontinue, any such Permits. Sellers are now in compliance in all material respects with and have not materially violated any applicable law, rule, regulation or order of all applicable federal, state and local governmental authorities including without limitation, laws relating to pricing practices and competition, and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Sellers or filed, commenced or, to the knowledge of the Sellers and Shareholders, threatened, against Sellers alleging any such violation related to the Business.

Without limiting the generality of the foregoing, Sellers have complied and continue to comply in all material respects with all Environmental, Health, and Safety Laws (as defined in Section 9.1), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or is pending or, to the knowledge of the Sellers and Shareholders, threatened against the Sellers alleging any failure so to comply, in each case as related to the Business. All Hazardous Substances (as defined in Section 9.1) have at all times been and continue to be used, handled stored and disposed of by the Business in compliance with all Environmental, Health and Safety Laws. Sellers have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner or any other fact or circumstances that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Business, the Purchased Assets or any Retail Store giving rise to any liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

         3.18 Insurance. Schedule 3.18 attached hereto sets forth an accurate summary description of each insurance policy to which any of the Sellers is or within the past two (2) years has been a party, a named insured, or otherwise the beneficiary of coverage at any time relating in whole or in part to the Business. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Sellers nor, to the knowledge of the Sellers and Shareholders, any other party to the policy, is in breach or default under the policy; and (iii) no party to the policy has repudiated any provision thereof. Sellers have supplied the Buyer with accurate and complete loss run reports for the past two years under all such policies.

         3.19 Product Warranty. Each product sold, leased, or delivered by the Business has been in material conformity with all applicable contractual commitments and all express and implied warranties, and Sellers have no liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Latest Balance Sheet. No product sold, leased, licensed or delivered by the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of license and sale and such other indemnities and warranties disclosed on the Warranty Schedule attached hereto.

         3.20 Product Liability. Sellers have no absolute or contingent liability and there is no present, and the Sellers and Shareholders have no knowledge of any future basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Sellers giving rise to any absolute or contingent liability arising out of any loss or injury to individuals or property, as a result of the ownership, possession, or use of any product sold, leased, licensed or delivered by Sellers.

         3.21 Disclosure. No statement of fact by the Sellers or Shareholders contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

                                     ARTICLE
                                        4
           REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT

         As a material inducement to the Sellers to enter into and perform their respective obligations under this Agreement, the Buyer and the Parent, jointly and severally, make to Sellers and Shareholders the representations and warranties set forth below.

         4.1 Status. The Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, is qualified to do business in the State of Illinois, and is an affiliate of the Parent. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

         4.2 Authority for Agreement. Each of the Buyer and the Parent has full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The entry into and performance hereof have been duly authorized by all necessary action on the part of each of the Buyer and the Parent in accordance with its respective articles of organization and operating agreement or charter and by-laws, as the case may be, and applicable law, and this Agreement constitutes a valid agreement, binding upon and enforceable against the Buyer and the Parent in accordance with its terms.

         4.3 No Conflict. The execution and delivery of this Agreement and any Other Agreements by the Buyer and the Parent, and the consummation of the transactions herein and therein provided will not: (a) result in a breach of, constitute a default under, or in any manner release any party thereto from any obligation under any agreement, document or instrument to which the Buyer or the Parent is a party, may be bound or affected; (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body or require the approval, consent or permission of any governmental or regulatory body or authority; or (c) violate any provision of the articles of organization or operating agreement of the Buyer or the charter or by-laws of the Parent.

                                     ARTICLE
                                        5
                                     CLOSING

         5.1 Time and Place of Closing. The consummation of this purchase and sale of the Purchased Assets and the related transactions and deliveries herein provided for ("CLOSING") shall take place at 10:00 a.m., Chicago time, on October 13, 1997 ("CLOSING DATE") (unless extended at the option of Buyer pursuant to Section 1.4 of this Agreement to no later than October 31, 1997) at the offices of Buyer's attorneys, Sachnoff & Weaver, Ltd., located at 30 South Wacker Drive, 29th Floor, Chicago, Illinois 60606, or at such other time or place as the parties may mutually agree.

         5.2 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of the transactions contemplated hereby illegal and all required regulatory approvals shall have been obtained; and

                  (b) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of the transactions contemplated hereby;
         (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the transactions contemplated hereby; or (iii) impose any absolute or contingent liability upon any party as a result of the consummation of the transactions contemplated hereby (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

Any party may waive any condition, in whole or in part, specified in this
Section 5.2 if such party executes a writing so stating at or prior to the Closing Date.

         5.3 Conditions to Obligation of the Buyer and Parent. The obligations of the Buyer and Parent to consummate the transactions contemplated hereby are also subject to satisfaction at or prior to the Closing Date of the following further conditions:

                  (a) The representations and warranties of the Sellers and Shareholders set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and the Buyer shall have received a certificate to such effect from each of the Sellers and the Shareholders;

                  (b) Each of the Sellers and Shareholders shall have performed and complied with all of their respective covenants hereunder through the Closing Date;

                  (c) The Sellers shall have procured all of the third-party consents and approvals necessary to consummate the transactions contemplated hereby, including but not limited to any required consents with regard to the transfer of the Property Leases, without payment by or liability to the Buyer; provided, however, if consents cannot be obtained from any of the three lessors set forth on Schedule 5.3(c), the Buyer hereby agrees to waive said condition with respect to such lessors; provided, further, that the Purchase Price shall be adjusted as set forth in Schedule 5.3(c).

                  (d) The Inventory levels at the Closing shall be at customary levels based on historic practices, subject to reductions approved in advance in writing by Buyer;

                  (e) The execution by one of the Sellers of a new agreement with Cellular One, which shall be substantially in the form and substance to the form of Exhibit A attached hereto; provided, however, that the Agreement must exclude paging from "Authorized

         Services" as defined therein, the term must be for five years, and consent to assign the contract to Buyer or its affiliate by Cellular One;

                  (f) There shall not have been, since the Latest Balance Sheet Date, any change in or effect on the Purchased Assets, the Business or its customer or employee relations or prospects which results or may reasonably be expected to result, in a material adverse effect on the Business;

                  (g) The Sellers will have afforded the Buyer and its counsel, accountants, consultants and representatives with an opportunity to conduct a full and complete review and investigation as set forth in
         Section 6.1 below; and

                  (h) The parties hereto (other than the Buyer and the Parent) shall have executed the Other Documents, as applicable.

The Buyer may waive any condition, in whole or in part, specified in this
Section 5.3 if it executes a writing so stating at or prior to the Closing Date.

         5.4 Conditions to Obligations of the Sellers and Shareholders. The obligations of the Sellers and Shareholders to consummate the transactions contemplated hereby are subject to satisfaction at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date and the Sellers shall have received a certificate from the president of the Buyer and Parent to such effect; and

                  (b) The Buyer shall have performed and complied with all of its covenants hereunder through the Closing Date.

Each of the Sellers may waive, in whole or in part, any condition specified in this Section 5.4 if it executes a writing so stating at or prior to the Closing Date.

         5.5 Documents to be Delivered and Actions to be Taken by the Sellers and Shareholders. At the Closing, the following instruments, documents and showings shall be delivered or provided to Buyer by or on behalf of the Sellers:

                  (a) Such executed bills of sale and other instruments of assignment, conveyance and transfer as shall be necessary to vest in Buyer all of Sellers' right, title and interest in and to the Purchased Assets, free and clear of all Security Interests; and the Sellers shall take all other actions necessary to place Buyer in immediate possession of the Purchased Assets on the Closing Date;

                  (b) Executed counterparts to a consulting agreement substantially in the form of Exhibit B hereto (the "CONSULTING AGREEMENT") by each of the Shareholders;

                  (c) Executed counterparts to a non-competition agreement substantially in the form of Exhibit C hereto (the "NON-COMPETITION AGREEMENT") by each of the Shareholders;

                  (d) Certified copies of resolutions of each of the Sellers' Board of Directors and shareholders authorizing the execution of this Agreement and the consummation of the transactions herein provided for;

                  (e) (i) a copy of the Articles of Incorporation, as amended, of each Seller, certified by the Secretary of State of Illinois and a good standing certificate issued by the Secretary of State of Illinois in respect of each Seller no more than twenty days prior to the Closing; and (ii) a copy of the By-laws of each Seller, certified by the Secretary or Assistant Secretary of each such Seller;

                  (f) Such documents as may be necessary to assign to Buyer all of the Assigned Contracts and Permits and the consents of all third parties and governmental authorities necessary to approve the assignment of the Assigned Contracts and Permits to Buyer;

                  (g) From the holders of all of the Security Interests affecting the Purchased Assets, irrevocable releases of such Security Interests effective upon the Closing Date;

                  (h) Copies of all of the Sellers' books, records, documents and other written materials related to the Business and all keys and combinations, as appropriate, to all locks used on or in connection with any of the Purchased Assets or otherwise in connection with the Business; and

                  (i) A written opinion of Fox, Swiebel & Levin, Sellers' and Shareholders' counsel, dated as of the Closing Date, addressed to Buyer and Parent, in a form mutually agreeable to the parties hereto.

         5.6 Documents to be Delivered by the Buyer. At the Closing, the Buyer shall pay the Purchase Price to Sellers in accordance with Section 2.2 of this Agreement and deliver or provide the following instruments, documents and showings to the Sellers:

                  (a) Executed counterparts to the Consulting Agreements and the Non-Competition Agreements;

                  (b) Certified copies of resolutions of its Managers authorizing the execution of this Agreement and the Other Agreements and the consummation of the transactions provided for herein and therein; and

                  (c) A written opinion of Sachnoff & Weaver, Ltd., Buyer's and Parent's counsel, dated as of the Closing Date, addressed to Sellers and Shareholders, in a form mutually agreeable to the parties hereto.

         5.7 Default and Remedies.

                  (a) Default by Buyer or Parent. If Buyer or Parent should fail to consummate the transaction contemplated herein for any reason other than the failure of a condition precedent set forth in Section 5.3 hereof or a default by Sellers or Shareholders under the terms hereof, the Sellers and Shareholders may elect either of the following remedies:

                  (1) payment of the Earnest Money plus any interest thereon shall be delivered to Sellers and Shareholders not as a penalty but as liquidated damages in full satisfaction of Buyer's and Parent's obligations hereunder, as Sellers' and Shareholders' sole and exclusive remedy; provided, however, that if only $100,000 of Earnest Money has been deposited with the Escrow Agent, an additional $150,000 shall be promptly paid by Buyer to Sellers; thereafter, this Agreement shall be deemed null and void and of no further force and effect and no other damages, rights, or remedies shall in any case be collectible, enforceable or available to Sellers or Shareholders; or

                  (2) (i) to enforce specific performance of this Agreement and have the right to recover damages suffered by Sellers and Shareholders by reason of any failure to acquire the Purchased Assets; (ii) to bring a suit for damages for breach of this Agreement; (iii) to terminate this Agreement whereupon Buyer and Parent, jointly and severally, will reimburse Sellers and Shareholders for Sellers' and Shareholders' out-of-pocket expenses incurred with respect to this transaction, including, without limitation, reasonable attorneys' and accountant's fees and any other costs; and (iv) pursue any and all remedies at law or equity.

         No delay or omission in the exercise of any right or remedy accruing to Seller or Shareholders upon a breach by Buyer or Parent under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Sellers or Shareholders of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other term, covenant, condition or subsequent breach of the same or any other term, covenant or condition contained herein.

                  (b) Default by Sellers or Shareholders. If Sellers or Shareholders should fail to consummate the transaction contemplated herein for any reason other than the failure of a condition precedent set forth in Section 5.4 hereof (that is not waived by Buyer) or default by Buyer or Parent under the terms hereof, Buyer and Parent may elect any one or more of the following remedies: (i) to enforce specific performance of this Agreement and have the right to recover, damages suffered by Buyer and Parent by reason of any delay in the acquisition of the Purchased Assets including, without limitation, damages incurred by Buyer and Parent by reason of any exceptions or defects intentionally imposed by Sellers or Shareholders upon the Purchased Assets for the purpose of avoiding its obligations hereunder;
         (ii) to bring a suit for damages for breach of this Agreement; (iii) to terminate this Agreement whereupon Sellers and Shareholders, jointly and severally, will reimburse Buyer and Parent for Buyer's and Parent's out-of-pocket expenses incurred with respect to this transaction, including, without limitation, reasonable attorneys' and accountant's fees and any other costs; and (iv) pursue any and all remedies at law or equity. In any event, the Earnest Money plus the interest thereon shall be promptly returned to Buyer. No delay or omission in the exercise of any right or remedy accruing to Buyer or Parent upon a breach by Sellers or Shareholders under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Buyer or Parent of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other term, covenant, condition or subsequent breach of the same or any other term, covenant or condition contained herein.

                                     ARTICLE
                                        6
                              ADDITIONAL AGREEMENTS

         6.1 Business Review. During the period from the date hereof to the Closing, Buyer will continue to be permitted to conduct a full and complete review and investigation, including legal and financial audits, of the business and affairs of the Sellers and to obtain such information as may be necessary or desirable to permit Buyer to investigate the Business and each Seller's relationships with its respective suppliers, customers, distributors, independent contractors and employees, including without limitation documentation of its product licenses, sales agreements, office leases, patents, copyrights, trade secrets, technology licenses and agreements with vendors and customers. The Sellers and Shareholders agree to give Buyer and its counsel, accountants, consultants and representatives full access during normal business hours to all of the Seller's premises and all of its files, records, contracts and other documents and properties, and personnel, as Buyer or its counsel, accountants, consultants or representatives may reasonably request. Buyer shall conduct such business review in such a manner as to minimize any disruption of the day to day operations of the Sellers.

         6.2 Conduct of Business. From the date hereof until the Closing, except as set forth in Section 6.3, the Sellers will carry on the Business and operations in the usual, regular and ordinary manner and, absent the prior written consent of Buyer, no Seller will, nor will either Shareholder permit any Seller to:

                  (i) change, alter or make any employment contracts or arrangements with any of its management personnel or make, adopt, alter, revise or amend any pension and/or profit sharing, bonus, stock option or other employee benefit plan;

                  (ii) issue, sell or become contractually committed to issue or sell any shares or other securities of such Seller;

                  (iii) split, combine, reclassify or redeem any capital stock of such Seller;

                  (iv) sell or dispose of any of the Purchased Assets, other than sales of Inventory in the ordinary course of business;

                  (v) compromise any debt or claim except for adjustments made with respect to contracts for the purchase of supplies and materials or for the sale of products or services in the ordinary course of business, which in the aggregate are not material;

                  (vi) other than in the ordinary course of business, consistent with past custom and practice, enter into any transaction, incur any obligation, or incur or make any payment in respect of any liabilities;

                  (vii) except for normal increases in the rate of compensation to non-executive personnel, increase the rate of compensation to any officers or employees of such Seller;

                  (viii) alter or amend in any manner the Certificate of Incorporation or By-laws of such Seller;

                  (ix) alter, amend or enter into any licensing or contractual arrangements with respect to any Intellectual Property of such Seller, other than in the ordinary course of business; or

                  (x) take any other action of the type referred to in Section 3.9.

         6.3 Permitted Transactions. Notwithstanding any provisions of this Agreement to the contrary, the Sellers shall have distributed and shall be permitted to continue to distribute to Shareholders all cash in excess of amounts necessary to meet normal working capital needs.

         6.4 Exclusivity. Recognizing that the investigations contemplated by this Agreement will require Buyer to expend significant time and expense, the Sellers and Shareholders agree that between the date of this Agreement and the Closing Date, neither the Sellers nor the Shareholders, nor any of the Sellers' directors, officers, representatives or other agents will encourage any offers from, solicit, encourage or initiate any discussions with, engage in negotiations with, or provide any information to any Person or group or Persons, other than Buyer and its officers, employees and agents, concerning, or enter into any agreement, or commitment or understanding with respect to, any merger, sale of substantial assets or similar transaction involving the Sellers or any sale of any capital stock of any Seller. This period shall terminate upon the earlier of (i) the consummation of the transactions contemplated by this Agreement; or (ii) the termination of this Agreement by reason of Buyer's default hereunder.

         6.5 Publicity. Through the Closing, all press releases and other public announcements relating to this transaction and all public announcements concerning the execution of agreements contemplated hereunder and the Closing, will be prepared jointly by Sellers and Buyer.

         6.6 Representatives. In order to administer efficiently the rights and obligations of the Sellers hereunder, for all purposes hereunder, Sellers and Buyer acknowledge and agree that Sellers designate either of the Shareholders as their representative to take all actions and relay all information and determinations required hereunder to Buyer. In order to administer efficiently the rights and obligations of the Buyer hereunder, for all purposes hereunder, Sellers and Buyer acknowledge and agree that Buyer designates David Trop as its representative to take all actions and rely all information and determinations required hereunder to Sellers.

                                     ARTICLE
                                        7
                     POST-CLOSING OBLIGATIONS OF THE PARTIES

         7.1 Further Obligations of the Parties. On and after the Closing Date:

                  (a) The Buyer shall use its reasonable efforts to ship and deliver the Excluded Inventory at such times as requested by the applicable customers. The Buyer shall notify the applicable Seller of such shipment and cooperate with such Seller in collecting any amounts owing in respect thereof, but shall have no responsibility to invoice or collect any amounts from such customers in respect of such Excluded Inventory.

                  (b) The Buyer shall be responsible for the collection of (and entitled to retain) the receivables related to the Business accruing after the Closing Date ("BUYER RECEIVABLES"), and the Sellers shall be responsible for the collection of (and entitled to retain) the receivables related to the Business accruing before and on the Closing Date (the "EXCLUDED RECEIVABLES"). In the event that the Buyer collects any Excluded Receivables subsequent to the Closing, the Buyer shall promptly remit to the applicable Seller all amounts so collected. In the event that the Sellers collect any Buyer Receivables subsequent to the Closing, the Sellers shall promptly remit to the Buyer all amounts so collected. Each of the Buyer and the Sellers shall permit the other party or parties to inspect their respective books and records relating to the collection of Buyer Receivables and Excluded Receivables during normal business hours upon reasonable prior notice.

                  (c) Each party shall execute all certificates, instruments and other documents and take all actions reasonably requested by the other party to effectuate the purposes of this Agreement and to consummate and evidence the consummation of the transactions herein provided for and to more effectively convey title and possession of the Purchased Assets to the Buyer.

                  (d) From and after the Closing, none of the Sellers shall in any manner take or cause to be taken any action which is designed or intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, referral sources, governmental agencies, insurance companies, lessors, consultants, advisors and other business associates from maintaining the same business relationships with the Buyer or the Business after the date of this Agreement as were maintained with the Business prior to the date of this Agreement. Each Seller, as applicable, shall promptly endorse (where necessary) and turn over to the Buyer all cash, checks and other property received after the Closing Date with respect to the Business or the Purchased Assets (but not the Excluded Assets).

                  (e) Each Seller other than CCC shall, as applicable, and each Shareholder shall cause the Sellers to, take all necessary corporate action to change its corporate name following the Closing to a name dissimilar to their present corporate names, and, at the Closing, the Sellers will deliver to the Buyer, in a form reasonably satisfactory to the Buyer and suitable for filing with the appropriate governmental agencies, an executed amendment to each Seller's Articles of Incorporation effecting such change.

                  (f) Each Seller shall pay when due all applicable sales, transfer and other similar taxes, if any, resulting from the sale and transfer of any Purchased Assets hereunder.

         7.2 Confidentiality and Non-Competition. In consideration of the transactions contemplated by this Agreement and in order to preserve and protect the goodwill and value of the Business conveyed hereunder, each of the Sellers agrees as follows:

                  (a) Each of the Sellers hereby agrees that, during the period beginning on the Closing Date and ending on the fourth anniversary of the Closing (the "NON-COMPETITION PERIOD"), each such Seller will not, and will not cause or permit any of its directors, officers, employees, agents or Affiliates, either directly or indirectly, to allow its name to be used by or Participate in any Restricted Business in the Restricted Territory. For purposes of this Agreement, (i) the term "PARTICIPATE" means to have any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, creditor, owner or otherwise; PROVIDED, HOWEVER, that the term "Participate" shall not include ownership of less than five percent (5%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as such Seller does not have any active participation in the business or management of such entity; (ii) the term "RESTRICTED BUSINESS" means any enterprise, business or venture engaged in or which proposes to engage in the merchandising, distribution, service, or sale of any products or goods of the same or substantially similar type or nature as, or are otherwise competitive with, those which are merchandised, distributed, serviced or sold by the Business as of the Closing; and "RESTRICTED TERRITORY" shall mean the geographical area of twenty-five (25) miles from the Chicago metropolitan area counties covered by the Cellular One license that is part of the Purchased Assets.

                  (b) During the Non-Competition Period none of the Sellers will, or will cause or permit any of their directors, officers, employees, agents or Affiliates to, either acting jointly or individually (i) induce or attempt to induce any employee of the Business to leave its employ or in any way interfere with the relationship between the Buyer, its Affiliates or successors (the "BUYER GROUP") and any of its employees or (ii) induce or attempt to induce any supplier, licensee, licensor, franchisee, customer or other business relation of the Business ("BUSINESS RELATION") to cease doing business with any member of the Buyer Group or in any way interfere with the relationship between any member of the Buyer Group and any such Business Relation.

                  (c) Each of the Sellers hereby agrees that during the Non-Competition Period, it will not, and will not cause or permit any of its directors, officers, employees, agents or

         Affiliates to, either directly or indirectly, in any capacity whatsoever, to divulge, disclose or communicate to any person not in the employment of the Buyer, any confidential information of the Business, including without limitation, any business, financial, customer, supplier, technical, product, process or other information which pertains to the affairs or interests of the Business, in whatever form or media; provided, however, that such confidential information shall not include (i) any information that already had become or later becomes publicly available through no fault of the Sellers or their representatives or (ii) the furnishing or use of such information as required by or necessary or appropriate in connection with legal proceedings (subject to notice to Buyer and an opportunity to object).

                  (d) The Sellers and Shareholders agree that the Business and the Buyer would suffer irreparable harm from a breach by any the Sellers or the Shareholders of any of the covenants or agreements contained in this Section 7.2. In the event of an alleged or threatened breach by any Seller of any of the provisions of this Section 7.2, the Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. The Non-Competition Period described above will be tolled with respect to such Seller or Shareholder until such alleged breach or violation is resolved; provided that (i) any Seller or Shareholder competes during the dispute; and (ii) Buyer prevails in the dispute. The Sellers agree that the restrictions in this Section 7.2 are reasonable protections under the circumstances of the sale of the Business to the Buyer. If, at the time of enforcement of any of the provisions of this Section 7.2, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Sellers agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

         7.3 Employees of the Business. The Buyer will interview the employees of the Business and may elect to extend offers of employment to any one or more, or none, of each Sellers' employees, in Buyer's sole discretion. Each Seller will terminate all of its respective employees effective as of immediately prior to the Closing. The Sellers shall remain solely responsible for any and all salary, benefits, severance pay and all other claims by the Sellers' employees (collectively, "EMPLOYEE CLAIMS") (a) for all periods on or before the Closing Date, other than with respect to amounts accruing after the Closing Date in respect of any of the Sellers' employees who are employed by the Buyer, and (b) for all periods before, on and after the Closing Date, with respect to any of the Sellers' employees who are not employed by Buyer.

         7.4 Stores in Process. In the event that any of the stores currently being developed and as set for on Schedule 1.1(b) attached hereto, are not open as of the Closing, Sellers, at Sellers' sole cost and expense, shall be responsible for completing said stores, including but not limited to any and all buildout and to deliver said stores to Buyer, ready for operation, as expeditiously following the Closing as possible.

                                     ARTICLE
                                        8
                   SURVIVAL OF WARRANTIES AND INDEMNIFICATION

         8.1 Survival and Extent of Representations, Warranties, Indemnifications, and Covenants. All representations, warranties, indemnifications and covenants contained in this Agreement shall survive the Closing hereunder and shall continue in full force and effect thereafter for a period of two (2) years from the date of Closing except (i) with respect to claims as to which notice has been given within such period, in which case the indemnification period shall be extended until final resolution of such claim; and (ii) with respect to any cost, liability, obligation or duty of Sellers or Shareholders not expressly assumed by Buyer (including, but not limited to, any employee benefit related cost, liability, obligation or duty of Sellers or Shareholders), which shall be without limitation.

         8.2 Indemnification by the Sellers and/or Shareholders. The Sellers and the Shareholders acting in their personal capacities shall, jointly and severally, indemnify, and hold harmless the Buyer from and against and, to the extent the same constitute out-of-pocket expenditures by the Buyer, to promptly reimburse the Buyer for, all losses, liabilities, indebtedness, damages, actions, judgments, penalties, fines, costs, obligations, taxes, expenses and fees, including all reasonable attorneys' fees and court costs ("LOSSES"), incurred by or asserted against the Buyer resulting from, arising out of, relating to, in the nature of or caused by (i) the breach of any representation, warranty or covenant of any Seller set forth in this Agreement; (ii) any obligations, liabilities or indebtedness of any Seller, whether due or to become due, absolute or contingent, direct or indirect, asserted or unasserted, known or unknown, excepting only the Assumed Liabilities; (iii) the operation of the Business prior to the Closing Date; (iv) the cost and expense of defending any action, demand, or claim by any third party against or affecting the Buyer, the Business or the Purchased Assets, which, if true or successful, would give rise to a breach of any of the representations, warranties or covenants of the Sellers or would cause the Buyer or the Purchased Assets to be subject to any obligation, liability or indebtedness referred to in clauses (i), (ii) or (iii) even if such action, demand or claim ultimately proves to be untrue or unfounded; and (v) any proceeding, investigation, administrative order, administrative order by consent, consent order and agreement, litigation or settlement.

         8.3 Indemnification by the Buyer and the Parent. The Buyer and the Parent, jointly and severally, hereby agree to indemnify, save, defend and hold harmless the Sellers and Shareholders from and against and, to the extent the same constitute out-of-pocket expenditures by Sellers, to promptly reimburse the Sellers for, all Losses incurred by or asserted against Sellers resulting from, arising out of, relating to, in the nature of or caused by (i) the breach of any representation, warranty or covenant of Buyer set forth in this Agreement; (iii) the operation of the Business from and after the Closing Date; or (iii) Buyer's failure to perform and satisfy the Assumed Liabilities.

         8.4 Right of Set Off. Without limitation any other rights or remedies of the Buyer and Parent hereunder or under the Other Agreements, the Buyer and Parent shall be entitled to set off the full amount of any unresolved claims for indemnifiable Losses against any Seller or

Shareholder under this Agreement or the Other Agreements (collectively, "PENDING CLAIMS"), and the full amount of all such claims for indemnifiable Losses which have theretofore been finally resolved against the Sellers but have not been paid ("UNPAID CLAIMS"), against any amount owing to any Seller under this Agreement (including the Holdback Amount) or the Other Agreements. The Buyer shall be entitled to irrevocably set off the full amount of all Unpaid Claims and shall be entitled to set of the full amount of any Pending Claims pending final resolution thereof. Upon final resolutions of all Pending Claims, any excess set off shall be paid to the Sellers.

         8.5 De Minimis Exclusion; Maximum Liability. No party may make any claim against any other party hereto pursuant to Section 8.2 or 8.3, as the case may be, until the aggregate of all claims pursuant to Section 8.2 or 8.3, as the case may be, exceeds $75,000; and the maximum liability for indemnification by either party hereto to the other shall not exceed $2,500,000. Notwithstanding the foregoing, each party agrees to provide all other parties hereto with notice of each matter that would constitute a claim notwithstanding the de minimis exclusion set forth in the preceding sentence.

         8.6 Guarantee of Obligations. Subject to the terms and limitations of this Agreement, Parent shall irrevocably and unconditionally guarantee the actions of and performance by Buyer; and, subject to the terms and limitations of this Agreement, Shareholders shall irrevocably and unconditionally be responsible for the actions of and performance by Sellers.

                                     ARTICLE
                                        9
                            MISCELLANEOUS PROVISIONS

         9.1 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

                  (a) "AFFILIATE" means, with respect to any particular individual or entity, any other individual or entity person controlling, controlled by or under common control with such individual or entity, whether by ownership or control of voting securities, by contract or otherwise.

                  (b) "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, ordinances, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning Hazardous Substances, as defined below, pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the processing, distribution, generation, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials, substances or wastes.

                  (c) "HAZARDOUS SUBSTANCE" means any substance, whether solid, liquid or gaseous in nature which is or becomes defined as a "hazardous waste", "hazardous material", "hazardous substance", "pollutant", "contaminant" or any other special material under any Environmental, Health and Safety Laws, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 USC ss. 9601 et seq.), the Resource Conservation and Recovery Act (42 USC ss. 6901 et seq.); the Hazardous Materials Transportation Act, including, without limitation, asbestos, asbestos containing materials, urea formaldehyde insulation, polychlorinated biphenyls (PCBs) and petroleum products, and the constituents and fractions thereof, including gasoline, diesel fuel, fuel oil, crude oil and motor oil; PCBs, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans.

                  (d) "OTHER DOCUMENTS" means THE LEASE, the Consulting Agreement, the Non-Competition Agreement and any other document contemplated by or executed in connection with this Agreement

         9.2 "PERSON" means any individual, trust, corporation, partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

         9.3 Notices. All notices, requests, demands or other communications hereunder (including notices of all asserted claims or liabilities) shall be in writing and shall be either delivered personally, by messenger service, by prepaid guaranteed overnight delivery service or mailed by U.S. mail, certified or registered, with appropriate postage prepaid to the addressees and addresses herein designated or such other address as may be designated in writing by notice given in the manner provided herein and shall be effective upon personal delivery thereof, if delivered personally or by messenger service, one (1) business day after delivery to the overnight delivery service for next business day delivery, if delivered by overnight delivery service, or three (3) days following deposit in the U.S. mail, if sent by mail, whether or not delivery is accepted:

            If to the Sellers:               Lance M. Chody
                                             James Sharpe
                                             830 North Meacham Road
                                             Schaumburg, Illinois 60173

            With a copy to:                  Michael E. Fox, Esq.
                                             Fox Swiebel & Levin
                                             500 N. Dearborn, Suite 400
                                             Chicago, Illinois 60610

            If to Buyer or Parent:           David Trop
                                             Source One Wireless, L.L.C.

                                             1040 South Milwaukee Ave.
                                             Wheeling, Illinois 60090

            With a copy to:                  Abraham J. Stern, Esq.
                                             Sachnoff & Weaver, Ltd.
                                             South Wacker Drive
                                             Suite 2900
                                             Chicago, Illinois 60606

         9.4 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that none of the Sellers may assign any of their rights or obligations under this Agreement without Buyer's prior written consent.

         9.5 Governing Law; Jurisdiction. This Agreement shall be construed and governed in accordance with the internal laws of the State of Illinois, without regard to its choice of law principles. The parties hereby consent to service of process and to the exclusive jurisdiction of any appropriate court located in Cook County, Illinois in any action to enforce the provisions of this Agreement.

         9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         9.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior communications, writings and other documents, with regard thereto. No modification, amendment or waiver of any provision hereof shall be binding upon any party hereto unless it is in writing and executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

         9.8 Severability. It is the intent and desire of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement of the provisions of this Agreement are sought. If any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid or unenforceable in its entirety, this Agreement shall be amended to delete such provision therefrom and the remainder of this Agreement shall remain in full force and effect.

         9.9 Waiver. The waiver by any party hereto of any breach, default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation or breach of warranty or covenant hereunder and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

         9.10 No Strict Construction. Each of the parties has been represented by separate counsel with respect to this Agreement and the language herein represents the language chosen by the parties after consultation with such counsel. Thus, no rule of strict construction shall be applied against either party in interpreting this Agreement and this Agreement and the Other Agreements shall be construed equally against all parties.

         9.11 Allocation of Fees and Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall be responsible for their own fees, expenses and other charges incurred in connection with the transactions contemplated hereby, including all such fees, expenses and other charges incurred by their respective legal counsel, accountants, brokers or other representatives or consultants). No fees, expenses or charges payable by the Sellers in connection with the transactions contemplated hereby shall be accrued for on the Latest Balance Sheet and the Sellers have not since the Latest Balance Sheet Date used any assets of the Business to pay any such expenses.

                                    * * * * *

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


THE SELLERS:

CELLULAR COMMUNICATIONS CORP.

By: /s/ Lance Chody
    ---------------
Name: Lance Chody
Title President

AREAWIDE CELLULAR INC.

By: /s/ James Sharpe
    ----------------
Name: James Sharpe
Title President

AREA PLUS PAGING INC.

By: /s/ James Sharpe
    ----------------
Name: James Sharpe
Title President


THE SHAREHOLDERS:

/s/ Jim Sharpe
    ----------
Jim Sharpe

/s/ Lance Chody
    -----------
Lance Chody


THE BUYER:

SOURCE ONE WIRELESS, L.L.C.

By: /s/ Dov Trop
    ------------
Name: Dov Trop
Title President


THE PARENT:

SOURCE ONE WIRELESS, INC.

By: /s/ Dov Trop
    ------------
Name: Dov Trop
Title President